As filed with the Securities and Exchange Commission on April 8, 2011
Registration No. 333-157688
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

NorthStar Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its governing instruments)

399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David T. Hamamoto
Chief Executive Officer
399 Park avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Rosemarie A. Thurston
Alston & Bird LLP
1201 W. Peachtree Street,
Atlanta, Georgia 30309-3424
(404) 881-7000

Approximate date of commencement of proposed sale to the public:  This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  Registration No. 333-157688

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-157688) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits.

(b) Exhibits:

23.1 Consent of Grant Thornton LLP

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 8, 2011.

NorthStar Real Estate Income Trust, Inc.

By:	/s/ David T. Hamamoto
Name:     David T. Hamamoto

Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities and on April 8, 2011.

Signature	Title

/s/ David T. Hamamoto David T. Hamamoto	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Lisa Meyer Lisa Meyer	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Jonathan T. Albro	Director

* Charles W. Schoenherr	Director

* Jack F. Smith, Jr.	Director

* /s/ Albert Tylis Albert Tylis, as attorney-in-fact

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